Exhibit 99.1

Auxilium Pharmaceuticals, Inc. Announces Fourth Quarter and Full Year 2012 Financial Results and Guidance for 2013

- 2012 Marks First Full Year of Profitability -

- 2013 Net Revenues Expected to be in the Range of $325 Million to $355 Million -

CHESTERBROOK, PA (February 26, 2013) - Auxilium Pharmaceuticals, Inc. (Nasdaq: AUXL), a specialty biopharmaceutical company, today announced financial results for the fourth quarter and the year ended December 31, 2012.  The Company also highlighted important recent commercial, regulatory and clinical development progress and provided financial guidance for 2013.

For the quarter ended December 31, 2012, Auxilium reported net revenues of $172.5 million compared to net revenues of $73.3 million in the fourth quarter of 2011.  For the full year 2012, Auxilium reported net revenues of $395.3 million compared to net revenues of $264.3 million for the full year 2011.  The fourth quarter 2012 net revenues include $93.6 million related to previously received and deferred up-front and milestone payments related to the Company’s European collaboration with Pfizer, Inc. (“Pfizer”) which were recognized as a result of the agreement to mutually terminate the collaboration effective April 24, 2013, as previously announced on November 7, 2012.

For the quarter ended December 31, 2012, Auxilium reported net income of $90.5 million, or $1.83 per share, fully diluted, compared to a net loss of $(11.9) million, or $(0.25) per share, fully diluted, in the fourth quarter of 2011.  For the full year 2012, Auxilium’s net income was $85.9 million, or $1.74 per share, fully diluted, compared to a net loss of $(32.9) million, or $(0.69) per share, fully diluted, for the full year 2011.  As a result of the agreement to mutually terminate the Pfizer European collaboration agreement, the Company recorded net income of $85.2 million in the fourth quarter results, reflecting the recognition of the $93.6 million in deferred revenues noted above, offset by the recording of $8.4 million in previously deferred expenses.

“In 2012, Auxilium accomplished a key goal of achieving full year profitability and we saw good overall commercial growth with both Testim and XIAFLEX, “ said Adrian Adams, Chief Executive Officer and President of Auxilium.  “In 2013, we will continue to focus on financial discipline and commercial execution, in addition to preparing for the potential FDA approval and commercial launch of XIAFLEX for the treatment of Peyronie’s disease in the fourth quarter, and further developing collagenase for the treatment of multiple potential indications.”

Fourth Quarter 2012 and Recent Highlights:

•      In January 2013, the Company issued $350 million aggregate principal amount of 1.50% Convertible Senior Notes Due 2018 in a public offering.  The net proceeds from the offering, including the costs of related note hedge transactions, were approximately $310 million after deducting underwriters’ discounts and commissions and estimated offering expenses.

•      In January 2013, Auxilium expanded its exclusive license for XIAFLEX to include the potential treatment of cellulite as an additional indication for development.  In December 2012, Auxilium announced encouraging top-line 30-day data from the XIAFLEX phase Ib study in cellulite.

•      In December 2012, the U.S. Food and Drug Administration (“FDA”) accepted the Company’s supplemental Biologics License Application Filing for XIAFLEX for the treatment of Peyronie’s

Disease (“PD”).  Under the Prescription Drug User Fee Act (“PDUFA”), the FDA is expected to take action on the application by September 6, 2013.

Fourth Quarter 2012 Financial Details

Total revenues for the three months ended December 31, 2012 were $172.5 compared to $73.3.million recorded in the fourth quarter of 2011.  This increase in net revenues was primarily due to revenue recognition of $93.6 million in deferred up-front and milestone payments previously received from Pfizer.  These deferred revenues were recognized in the fourth quarter as a result of the previously announced agreement to mutually terminate the collaboration agreement.  Testim U.S. revenue increased by 3% in the quarter to $58.4 million while XIAFLEX U.S. revenue increased 30% over the fourth quarter of 2011 to $17.5 million.  See Table 3 attached for further details on revenues.

Gross margin on net revenues was 84% for the quarter ended December 31, 2012 compared to 77% for the comparable period in 2011.  This increase in the gross margin rate is due to the impact of the $93.6 million in deferred revenues, offset by $8.4 million of related deferred costs, recognized as a result of the agreement to mutually terminate the Company’s agreement with Pfizer. Excluding this impact, the gross margin rate declined primarily due to costs incurred in 2012 for XIAFLEX manufacturing initiatives partially offset by the impact of year-over-year net price increases on Testim U.S. product sales.

Research and development spending for the quarter ended December 31, 2012 was $13.2 million, compared to $18.7 million for 2011.  This decrease in expense results principally from a reduction in 2012 of activities related to development of a larger scale XIAFLEX production process.

Selling, general and administrative costs for the quarter ended December 31, 2012 were $40.7  million, compared to $50.1 million in the comparable 2011 period.  This decrease was primarily due to a lower level of spending in 2012 on XIAFLEX marketing and costs incurred in 2011 related to management changes, offset in part by costs incurred in 2012 related to the relocation of the company’s headquarters.

Net income for the fourth quarter of 2012 was $90.5 million, or $1.83 per share, fully diluted, compared to a net loss of $(11.9) million, or $(0.25) per share, fully diluted, reported for the fourth quarter of 2011.  The increase in net income was primarily related to $85.2 million recorded as a result of the previously announced agreement to mutually terminate the Company’s European collaboration with Pfizer.  Net income for the fourth quarter of 2012 includes total stock-based compensation expense of $3.9  million, compared to $5.1 million included in the net loss for the fourth quarter of 2011.

As of December 31, 2012, Auxilium had $157.4 million in cash, cash equivalents and short-term investments, compared to $173.5 million at September 30, 2012.

Full Year 2012 Financial Details

Total revenues for the twelve months ended December 31, 2012 were $395.3 million compared to $264.3 million recorded for 2011.  This increase in revenues is primarily due to the fourth quarter revenue recognition of $93.6 million in deferred up-front and milestone payments previously received from Pfizer.  These deferred revenues were recognized in the fourth quarter of 2012 as a result of the previously announced agreement to mutually terminate the collaboration agreement with Pfizer. Testim U.S. revenue increased by 14% in 2012 to $233.4 million while XIAFLEX U.S. revenue increased 31% over 2011 to $55.2 million. See Table 4 attached for further details on revenues.

Gross margin on net revenues was 80% for the full year 2012, compared to 79% for the full year 2011.  This increase in the gross margin rate is due to the impact of the $93.6 million in deferred revenues, offset by $8.4 million of related deferred costs, recognized as a result of the agreement to mutually terminate the Pfizer collaboration in the EU. Excluding this impact, the gross margin rate declined primarily due to costs incurred in 2012 for XIAFLEX manufacturing initiatives and the $1.9 million benefit recorded in 2011 for past claims from our licensor of XIAFLEX, offset in part by the impact of year-over-year net price increases on Testim U.S. product sales.

Research and development costs for the full year 2012 were $45.9 million compared with $61.9 million for the full year 2011.  This decrease in expense results principally from a reduction in 2012 of activities related to the development of a larger scale XIAFLEX production process and the completion of the phase III XIAFLEX clinical trials for Peyronie’s disease in third quarter 2012, partially offset by spending in 2012 related to the Dupuytren’s multi-cord study and new indications for XIAFLEX.

Selling, general and administrative expenses totaled $185.5 million for the year ended December 31, 2012, compared with $179.9 million for the year-ago period.  This increase was primarily due to marketing spending for Dupuytren’s and for the potential future launch of Peyronie’s, increased business development and legal expenses, and costs incurred in 2012 related to the relocation of the company’s headquarters, offset in part by costs incurred in 2011 related to management changes.

Auxilium reported net income of $85.9 million, or $1.74 per share, fully diluted, for the full year 2012, compared to a net loss of $(32.9) million, or $(0.69) per share, fully diluted, for the full year 2011.  The increase in net income was primarily related to $85.2 million recorded as a result of the previously announced agreement to mutually terminate the Company’s European collaboration with Pfizer.  Net income for 2012 includes total stock-based compensation expense of $15.0 million, compared to $17.3 million included in the net loss for the full year 2011.

Accounting for Pfizer Termination

As part of the collaboration agreement we entered into with Pfizer in 2008, we have received up front and milestone cash payments from Pfizer.  Our agreement with our licensor for XIAFLEX required that we pay a portion of these amounts to them.  These amounts were recorded as deferred revenues and deferred costs, respectively, on our balance sheet at the time paid and we were required under GAAP to amortize the deferred revenues and deferred costs into our income statement over the course of the Pfizer collaboration agreement.  We originally estimated that the life of the Pfizer agreement would be 20 years.  When the agreement to mutually terminate the collaboration was reached, with a termination date of April 24, 2013, the balance of the deferred revenues and costs that existed at that time on our balance sheet was required to be adjusted to record the cumulative impact of the revised, shorter life of the agreement.

At September 30, 2012 the balance of deferred revenues related to the Pfizer agreement was $103.4 million and the balance of the deferred costs was $9.3 million.  In the fourth quarter of 2012 the Company recorded $93.6 million in revenue and $8.4 million in cost of goods sold as the amortization of these deferred revenues and costs, respectively.  Had we not reached agreement with Pfizer to mutually terminate the collaboration agreement, we would have recognized $1.6 million and $0.1 million of revenue and costs, respectively.  Therefore, the impact of this change in estimate of the life of the Pfizer collaboration agreement was an increase in 2012 revenues of $92.0 million, cost of goods sold of $8.3 million and net income of $83.7 million, or $1.70 per share, fully diluted (representing the incremental $92.0 million in deferred revenues less the incremental $8.3 million in deferred costs). The remaining deferred revenue and deferred cost balances of $9.8 million and $0.9 million, respectively, will be amortized into our income statement by April 24, 2013, the date that the Pfizer collaboration terminates.

2013 Financial Guidance and non-GAAP Measures

Beginning in 2013, Auxilium management will be providing certain financial measures on a non-GAAP basis, and is providing financial guidance with respect to certain non-GAAP financial measures.  Auxilium management will use these non-GAAP financial measures to monitor and evaluate our operating results and trends on an ongoing basis and internally for operating, budgeting and financial planning purposes.  Auxilium management believes the non-GAAP information will be useful for investors by offering them the ability to better identify trends in our business and better understand how management evaluates the business.  These non-GAAP financial measures that management will use will be presented in addition to results prepared in accordance with GAAP and should not be relied upon as an alternative to GAAP financial measures.  We currently anticipate that non-GAAP operating expenses and net income for 2013 will exclude stock-based employee compensation expense and imputed interest related to the convertible senior notes due in 2018.

For 2013, Auxilium anticipates that:

•      Global net revenues will be in the range of $325 to $355 million;

•      Global Testim net revenues will be in the range of $250 to $265 million;

•      U.S. XIAFLEX net revenues will be in the range of $65 to $75 million;

•      Ex-U.S. and deferred revenues for XIAFLEX will be in the range of $10 to $15 million;

•      Research and development spending on a non-GAAP basis will be in the range of $45 to $55 million;

•      Selling, general and administrative expenses on a non-GAAP basis will be in the range of $185 to $195 million;

•      Net interest expense on a non-GAAP basis will be in the range of $3 to 4 million; and,

•      Net income on a non-GAAP basis will be in the range of $18 to $23 million.

Research and development and Selling, general and administrative expenses referred to above for 2013 exclude approximately $3 and $13 million, respectively, of estimated costs related to employee stock based compensation.  The Company excludes these costs because they constitute non-cash expenditures that are determined based on complex assumptions that may vary as a result of conditions outside of our control, and because we believe exclusion of these expenses facilitates comparison of Auxilium’s operating results to those of our peer group companies.

Net interest expense for 2013 excludes approximately $12 million of non-cash interest expense related to the convertible senior notes due 2018 because we believe the exclusion facilitates investors’ ability to understand the effect of our debt service obligations on our liquidity as well as comparison of Auxilium’s operating results to those of our peer group companies.

See Table 5 attached for a summary of guidance.

See Table 6 for reconciliation of forecasted non-GAAP results to the most directly comparable GAAP measure.

Conference Call

Auxilium will hold a conference call today, February 26, 2013 at 10:00 a.m. ET, to discuss fourth quarter and full year 2012 results, as well as the financial guidance it has provided for 2013. The presentation slides to be used during the call will be available on the “For Investors” section of the Company’s web site under the “Presentations” tab at 10:00 a.m. E.T.  A question and answer session will follow the presentation.  The conference call and the presentation slides will be simultaneously web cast on the “For Investors” section of the Company’s web site under the “Events” tab.  The conference call will be archived for future review until May 26, 2013.

Conference call details:
Date:	Tuesday, February 26, 2013
Time:	10:00 a.m. ET
Dial-in (U.S.):	866-510-0705
Dial-in (International):	617-597-5363
Web cast:	http://www.auxilium.com
Passcode:	AUXILIUM
To access an audio replay of the call:
Access number (U.S.):	888-286-8010
Access number (International):	617-801-6888
Replay Passcode #:	92145279

About Auxilium

Auxilium is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences. Auxilium markets Testim® 1% (testosterone gel) for the topical treatment of hypogonadism and XIAFLEX® (collagenase clostridium histolyticum) for the treatment of adult Dupuytren’s contracture patients with a palpable cord in the U.S.  GlaxoSmithKline LLC co- promotes Testim with Auxilium in the U.S.  Ferring International Center S.A. markets Testim in certain countries of the EU and Paladin Labs Inc. markets Testim in Canada.  Pfizer Inc. has marketing rights for XIAPEX® (the EU tradename for collagenase clostridium histolyticum) in 46 countries in Eurasia through April 24, 2013; Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX in Japan; and Actelion Pharmaceuticals Ltd has development and commercial rights for XIAFLEX in Canada, Australia, Brazil and Mexico.  The sBLA for XIAFLEX for the treatment of Peyronie’s disease was submitted to the FDA on November 6, 2012 and has been accepted for standard review with a PDUFA date of September 6, 2013. Additionally, collagenase clostridium histolyticum (“CCH”) is in phase II of development for the treatment of Frozen Shoulder syndrome (adhesive capsulitis) and phase Ib of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy).  Auxilium is also developing a high concentration testosterone gel product.  Auxilium also has rights to pursue additional indications for CCH.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements made with respect to Auxilium’s strategy, progress and timing of development programs and related trials, the efficacy of its product candidates, the commercial benefits available to it as a result of its agreements with third parties, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as ‘‘may’’, ‘‘will’’, ‘‘should’’, ‘‘would’’, ‘‘expect’’, ‘‘intend’’, ‘‘plan’’, ‘‘anticipate’’, ‘‘believe’’, ‘‘estimate’’, ‘‘predict’’, ‘‘potential’’, ‘‘seem’’, ‘‘seek’’, ‘‘future’’, ‘‘continue’’, or ‘‘appear’’ or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words.  No specific assurances can be given with respect to whether we will: continue to be a profitable and sustainable biopharmaceutical company; execute successfully on our commercial or development plans; obtain FDA approval in our expected timeframe, or at all, and successfully launch XIAFLEX for the treatment of Peyronie’s; develop XIAFLEX for the treatment of multiple potential indications; provide non-GAAP financial measures that will be useful for investors; or achieve 2013 financial results consistent with the guidance we have provided.  Although forward-looking statements are based on Auxilium’s current plans or assessments that are believed to be reasonable as of the date of this press release, they inherently involve certain risks and uncertainties. These forward-looking statements are subject to a number of risks and uncertainties, including those discussed under ‘‘Risk Factors’’ in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2013. While Auxilium may elect to update the forward-looking statements made in this news release in the future, Auxilium specifically disclaims any obligation to do so.  Auxilium’s SEC filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov.  There may be additional risks that Auxilium does not presently know or that Auxilium currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements.

AUXILIUM CONTACTS:

James E. Fickenscher

Chief Financial Officer

+1-484-321-5900

jfickenscher@auxilium.com

or

William Q. Sargent Jr.

Vice-President, Investor Relations and Corporate Communications

+1-484-321-5900

wsargent@auxilium.com

-Tables to Follow-

AUXILIUM PHARMACEUTICALS, INC.

Table 1- Condensed Consolidated Statement of Operations

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net revenues (1)	$172.5	$73.3	$395.3	$264.3
Operating expenses (2):
Cost of goods sold (3)	28.1	16.5	78.3	55.7
Research and development	13.2	18.7	45.9	61.9
Selling, general and administrative	40.7	50.1	185.5	179.9
Total operating expenses	81.9	85.3	309.8	297.5
Income (loss) from operations	90.6	(12.0)	85.5	(33.2)
Interest income (expense), net	(0.1)	0.2	0.5	0.3
Net income (loss) (4)	$90.5	$(11.9)	$85.9	$(32.9)

Net income (loss) per common share:
Basic	$1.84	$(0.25)	$1.76	$(0.69)
Diluted	$1.83	$(0.25)	$1.74	$(0.69)

Shares used to compute net income (loss) per share:
Basic	49.2	48.0	48.8	47.9
Diluted	49.5	48.0	49.3	47.9

(1) includes revenue recorded as a result of mutual termination of Pfizer European collaboration	$93.6	$—	$93.6	$—
(2) includes the following amounts of stock-based compensation expense:
Cost of goods sold	$0.0	$0.0	$0.1	$0.1
Research and development	$0.9	$0.8	$2.9	$3.2
Selling, general and administrative	$3.0	$4.3	$12.0	$14.0
(3) includes costs recorded as a result of mutual termination of Pfizer European collaboration	$8.4	$—	$8.4	$—
(4) includes net income recorded as a result of mutual termination of Pfizer European collaboration	$85.2	$—	$85.2	$—

AUXILIUM PHARMACEUTICALS, INC.

Table 2- Selected Consolidated Balance Sheet Data

(In millions)

(Unaudited)

	December 31,	December 31,
	2012	2011
Cash and cash equivalents and short term investments	$157.4	$154.3
Total assets	327.4	301.0
Total stockholders’ equity	199.9	84.4

AUXILIUM PHARMACEUTICALS, INC.

Table 3- 4th Quarter 2012 Revenue Details

(In millions, except for percentages)

(Unaudited)

	Three Months Ended December 31,		Increase
	2012	2011	(Decrease)

Testim U.S. Revenue	$58.4	$56.9	3%
Testim Ex — U.S. Royalty & Contract Rev.	1.3	0.7	79%
Total Testim Revenue	59.7	57.6	4%
XIAFLEX U.S. Revenue	17.5	13.4	30%
Subtotal	77.2	71.0	9%
XIAFLEX Royalty & Contract Rev.	95.3	2.2	n/a
Total XIAFLEX Revenue	112.7	15.7	619%
Total Worldwide Revenue	$172.5	$73.3	135%

Contract Revenues represent amortization of previously received upfront and milestone payments.

AUXILIUM PHARMACEUTICALS, INC.

Table 4- Full Year 2012 Revenue Details

(In millions, except for percentages)

(Unaudited)

	Twelve Months Ended December 31,		Increase
	2012	2011	(Decrease)

Testim U.S. Revenue	$233.4	$205.1	14%
Testim Ex – U.S. Royalty & Contract Rev.	4.0	2.8	42%
Total Testim Revenue	237.5	207.9	14%
XIAFLEX U.S. Revenue	55.2	42.2	31%
XIAFLEX Revenue Recognition Change	—	1.8	n/a
Subtotal	292.7	251.9	16%
XIAFLEX Royalty & Contract Rev.	102.6	12.4	727%
Total XIAFLEX Revenue	157.8	56.4	180%
Total Worldwide Revenue	$395.3	$264.3	50%

Contract Revenues represent amortization of previously received upfront and milestone payments.

AUXILIUM PHARMACEUTICALS, INC.

Table 5- 2013 Guidance

(In millions)

Global Testim Revenues	$250 - 265
XIAFLEX:
U.S. Revenues	$65 - 75
Ex U.S. / Def Rev	$10 - 15
Total XIAFLEX	$75 - 90
Total Revenues	$325 - 355
R & D Expense (Non-GAAP)	$45 - 55
S G & A Expense (Non-GAAP)	$185 - 195
Net Interest Expense (Non-GAAP)	$3 - 4
Net Income (Non-GAAP)	$18 - 23

AUXILIUM PHARMACEUTICALS, INC.

Table 6- Reconcilation of GAAP to Non-GAAP 2013 Guidance

(In millions)

	GAAP	Adjustments	Non-GAAP
Global Testim Revenues	$250 -265		$250 -265

XIAFLEX:
U.S. Revenues	$65 - 75		$65 - 75
Ex U.S. / Def Rev	$10 - 15		$10 - 15
Total XIAFLEX	$75 - 90		$75 - 90

Total Revenues	$325 -355		$325 -355

R & D Expense	$48 - 58	$(3)(a)	$45 - 55

S G & A Expense	$198 - 208	$(13)(a)	$185 - 195

Net Interest Expense	$15 - 16	$(12)(b)	$3 - 4

Net Income (Loss)	$(10) - (5)	$28(c)	$18 - 23

(a) The effects of employee stock-based compensation are excluded because of varying available valuation methodologies and subjective assumptions. Such exclusion facilitates comparison to peer companies who also provide similar non-GAAP disclosures and is reflective of how Auxilium management internally manages the business.

(b) The effects of non-cash interest related to the convertible senior notes due 2018 are excluded. Such exclusion facilitates an understanding of the effects of the debt service obligations on the Company’s liquidity and comparisons to peer group companies, and is reflective of how Auxilium management internally manages the business.

(c) Represents the aggregation of all the adjustments to GAAP net income (loss) to arrive at the resulting non-GAAP net income measurement.